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Exhibit (a)(5)(A)

A registration statement relating to the securities proposed to be issued in the Offer (as defined below) is being filed with the Securities and Exchange Commission (the "SEC") but has not yet become effective. Such securities may not be issued nor may offers to receive such securities be accepted prior to the time the registration statement becomes effective. This announcement is neither an offer to exchange nor the solicitation of an offer to exchange such securities nor shall there be any exchange thereof in any state in which such offer, solicitation or exchange would be unlawful prior to registration or qualification under the securities laws of any such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Validus Holdings, Ltd. by
Greenhill & Co., LLC (the "Dealer Manager") or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Exchange
Each Outstanding Share of Common Stock
of
Transatlantic Holdings, Inc.
for
1.5564 Voting Common Shares of Validus Holdings, Ltd.
and
$8.00 in Cash
by
Validus Holdings, Ltd.

         Validus Holdings, Ltd., a Bermuda exempted company ("Validus"), is offering to exchange for each issued and outstanding share of common stock, par value $1.00 per share ("Transatlantic Common Stock"), of Transatlantic Holdings, Inc. ("Transatlantic"), a Delaware corporation, validly tendered pursuant to the Offer and not properly withdrawn, 1.5564 voting common shares of Validus, par value $0.175 per share ("Validus Common Shares"), and $8.00 in cash upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and the accompanying Letter of Transmittal (the offer reflected by such terms and conditions, as they may be amended, supplemented or extended from time to time, constitutes the "Offer"). Validus will not issue certificates representing fractional Validus Common Shares pursuant to the Offer. Instead, each tendering Transatlantic stockholder who would otherwise be entitled to a fractional Validus Common Share will receive cash (rounded to the nearest whole cent) in an amount (without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such stockholder would otherwise be entitled (after rounding such amount to the nearest 0.0001 share), by (ii) the closing price of Validus Common Shares as reported on the New York Stock Exchange (the "NYSE") on the last trading day prior to the Expiration Time (as defined below) of the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
FRIDAY, SEPTEMBER 30, 2011, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION TIME").

         The Offer is the first step in Validus' plan to acquire all of the outstanding shares of Transatlantic Common Stock. Validus intends, promptly after completion of the Offer, to acquire pursuant to a merger under Delaware law, all shares of Transatlantic Common Stock of those Transatlantic stockholders who choose not to tender their shares of Transatlantic Common Stock pursuant to the Offer (the "Second-Step Merger"). In the Second-Step Merger, each remaining share of Transatlantic Common Stock (other than shares held in treasury by Transatlantic and other than shares held by Transatlantic stockholders who properly exercise applicable dissenter's rights under Delaware law) will be cancelled and converted into the right to receive the same number of Validus Common Shares and the same amount of cash (without interest) as are received by Transatlantic stockholders pursuant to the Offer. After the Second-Step Merger, the former Transatlantic stockholders will no longer have any ownership interest in Transatlantic and will be shareholders of Validus and Validus will own all of the issued and outstanding shares of Transatlantic Common Stock.

         The Offer is conditioned upon, among other things the following: (i) Transatlantic stockholders shall have validly tendered and not withdrawn prior to the Expiration Time at least that number of shares of Transatlantic Common Stock that, when added to the shares of Transatlantic Common Stock then owned by Validus or any of its subsidiaries, shall constitute a majority of the then-outstanding number of shares of Transatlantic Common Stock on a fully-diluted basis; (ii) the Agreement and Plan of Merger, dated as of June 12, 2011, among Allied World Assurance Company Holdings, AG ("Allied World"), Transatlantic, and GO Sub, LLC (the "Allied World Acquisition Agreement") shall have been validly terminated, and Validus shall reasonably believe that Transatlantic has no liability, and Allied World shall not have asserted any claim of liability or breach against Transatlantic in connection with the Allied World Acquisition Agreement, other than with respect to the possible payment of a maximum of $115 million in the aggregate in termination fees and reimbursement of permitted Allied World expenses thereunder; (iii) the registration statement of which the Prospectus/Offer to Exchange is a part shall have become effective under the Securities Act of 1933, as amended, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Validus shall have received all necessary state securities law or "blue sky" authorizations; (iv) the Transatlantic board of directors shall have approved the acquisition of the shares of Transatlantic Common Stock pursuant to the Offer and Second-Step Merger under Section 203 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), or Validus shall be satisfied that Section 203 of the DGCL does not apply to or otherwise restrict such acquisition; (v) the shareholders of Validus shall have approved the issuance of the Validus Common Shares pursuant to the Offer and the Second-Step Merger as required under the rules of the NYSE; (vi) the Validus Common Shares to be issued to Transatlantic stockholders as a portion of the Offer consideration in exchange for shares of Transatlantic Common Stock in the Offer and the Second-Step Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; (vii) there shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation by or before any governmental authority that, in the judgment of Validus, is reasonably expected to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the Offer or is reasonably expected to prohibit or limit the full rights of ownership of shares of Transatlantic Common Stock by Validus or any of its affiliates; (viii) since December 31, 2010, there shall not have been any change, state of facts, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of Transatlantic and its subsidiaries, taken as a whole, subject to certain exceptions and limitations; (ix) each of Transatlantic and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of the Prospectus/Offer to Exchange and prior to the Expiration Time; (x) all amendments or waivers under Validus' and its subsidiaries' credit facilities as determined by Validus to be necessary to consummate the Offer, the Second-Step Merger and the other transactions contemplated by the Prospectus/Offer to Exchange shall have been obtained and be in full force and effect; (xi) the New York State Insurance Department shall have approved Validus' application for acquisition of control of Transatlantic Reinsurance Company and Putnam Reinsurance Company, New York domiciled insurance companies and wholly-owned subsidiaries of Transatlantic, pursuant to Section 1506 of the New York Insurance Code and such approval shall be in full force and effect; (xii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and, if applicable, any agreement with the Federal Trade Commission, or Antitrust Division of the U.S. Department of Justice not to accept shares of Transatlantic Common Stock for exchange in the Offer, shall have expired or shall have been terminated prior to the Expiration Time; and (xiii) any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental authority, other than in connection with the matters set forth in clauses (xi) and (xii) above, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired. The Offer is subject to additional conditions that are described in the Prospectus/Offer to Exchange.

         To the extent legally permissible, Validus reserves the right, in its sole discretion, at any time or from time to time until the Expiration Time (i) to extend, for any reason, the period of time during which the Offer is open, (ii) to delay acceptance for exchange of, or exchange of, any shares of Transatlantic Common Stock in order to comply in whole or in part with applicable law; (iii) to terminate the Offer without accepting for exchange, or exchanging, any shares of Transatlantic Common Stock if any of the individually subheaded conditions referred to in the section of the Prospectus/Offer to Exchange titled "The Exchange Offer—Conditions of the Exchange Offer" have not been satisfied immediately prior to the Expiration Time or if any event specified in the section of the Prospectus/Offer to Exchange titled "The Exchange Offer—Conditions of the Exchange Offer" under the subheading "Other Conditions" has occurred; (iv) to amend or terminate the Offer without accepting for exchange, or exchanging, any shares of Transatlantic Common Stock if Validus or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Transatlantic providing for a merger, acquisition or other business combination or transaction with or involving Transatlantic or any of its subsidiaries, or the purchase or exchange of securities or assets of Transatlantic or any of its subsidiaries, or Validus and Transatlantic reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the Offer will be terminated; and (v) to amend the Offer or waive any conditions to the Offer, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to BNY Mellon Shareowner Services, the exchange agent for the Offer (the "Exchange Agent"), and by making public announcement thereof. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Tenders of shares of Transatlantic Common Stock made pursuant to the Offer are irrevocable except that such shares of Transatlantic Common Stock may be withdrawn at any time prior to the Expiration Time and, if Validus has not accepted shares of Transatlantic Common Stock for exchange by the Expiration Time, at any time following 60 days from commencement of the Offer.

         For purposes of the Offer (including during any Subsequent Offering Period (as defined below)), Validus will be deemed to have accepted for exchange, and thereby exchanged, shares of Transatlantic Common Stock validly tendered and not properly withdrawn as, if and when Validus gives oral or written notice to the Exchange Agent of Validus' acceptance for exchange of such shares of Transatlantic Common Stock pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, exchange of shares of Transatlantic Common Stock accepted for exchange pursuant to the Offer will be made by deposit of the Offer consideration being exchanged therefor with the Exchange Agent, which will act as agent for tendering Transatlantic stockholders for the purpose of receiving the Offer consideration from Validus and transmitting such consideration to Transatlantic stockholders whose shares of Transatlantic Common Stock have been accepted for exchange. Under no circumstances will Validus pay interest on the Offer consideration for shares of Transatlantic Common Stock, regardless of any extension of the Offer or other delay in making such exchange. In all cases (including during any Subsequent Offering Period), Validus will exchange all shares of Transatlantic Common Stock tendered and accepted for exchange pursuant to the Offer only after timely receipt by the Exchange Agent of (i) the certificates evidencing such shares of Transatlantic Common Stock (the "Share Certificates") or a timely book-entry confirmation of the book-entry transfer of such shares of Transatlantic Common Stock pursuant to the procedures set forth in the section of the Prospectus/Offer to Exchange titled "The Exchange Offer—Procedure for Tendering," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Prospectus/Offer to Exchange), and (iii) any other documents required by the Letter of Transmittal. Validus may, in its sole discretion, extend the Offer at any time or from time to time. Any such extension will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time.

         Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Validus may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days following the Expiration Time to permit additional tender of shares of Transatlantic Common Stock (a "Subsequent Offering Period"). If Validus elects to include a Subsequent Offering Period, it will notify Transatlantic stockholders by making a public announcement on the next business day after the Expiration Time consistent with the requirements of Rule 14d-11 under the Exchange Act. The same consideration will be received by stockholders tendering shares of Transatlantic Common Stock in the Offer or in a Subsequent Offering Period, if one is included. Validus does not currently intend to include a Subsequent Offering Period, although it reserves the right to do so.

         If Validus decides to include a Subsequent Offering Period, shares of Transatlantic Common Stock tendered during the Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Prospectus/Offer to Exchange. Any such notice of withdrawal must specify the name of the person who tendered the shares of Transatlantic Common Stock to be withdrawn, the number of shares of Transatlantic Common Stock to be withdrawn and the name of the registered holder of such shares of Transatlantic Common Stock, if different from that of the person who tendered such shares of Transatlantic Common Stock. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Exchange Agent and, unless such shares of Transatlantic Common Stock have been tendered by or for the account of an Eligible Institution (as defined in the Prospectus/Offer to Exchange), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Transatlantic Common Stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of the Prospectus/Offer to Exchange titled "The Exchange Offer—Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Prospectus/Offer to Exchange) to be credited with the withdrawn shares of Transatlantic Common Stock. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Validus, in its discretion, whose determination will be final and binding to the fullest extent permitted by law.

         The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Prospectus/Offer to Exchange and is incorporated herein by reference.

         A request is being made to Transatlantic pursuant to Rule 14d-5 under the Exchange Act for the use of Transatlantic's stockholder lists and security position listings for the purpose of disseminating the Offer to Transatlantic stockholders. Upon compliance by Transatlantic with this request, the Prospectus/Offer to Exchange, the Letter of Transmittal and other Offer materials will be mailed to holders of shares of Transatlantic Common Stock and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Transatlantic's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Transatlantic Common Stock by Validus or, if Transatlantic so elects, the materials will be mailed by Transatlantic.

         The Prospectus/Offer to Exchange and the accompanying Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer. Such documents may be obtained without charge at the website of the SEC at www.sec.gov.

         Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers, or the Dealer Manager at its address and telephone number, in each case, as set forth below. Requests for additional copies of the Prospectus/Offer to Exchange and the accompanying Letter of Transmittal and other Offer materials may be directed to the Information Agent, and copies will be furnished promptly at Validus' expense.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
 Stockholders May Call Toll Free: (877) 717-3929
Banks and Brokers May Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Greenhill & Co., LLC
300 Park Avenue
New York, New York 10022
 Call Toll-Free: (888) 504-7336

July 25, 2011

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  Exhibit (a)(5)(A)